Exhibit 21

Subsidiaries of JMP Group LLC

Name	Jurisdiction of Incorporation or Organization
JMP Group Inc.	Delaware
JMP Investment Holdings LLC	Delaware
JMP Holding LLC	Delaware
JMP Securities LLC	Delaware
Harvest Capital Strategies LLC	Delaware
JMP Capital LLC	Delaware
HCAP Advisors LLC	Delaware
JMP Asset Management LLC JMP Asset Management Inc.	Delaware Delaware
Harvest Capital Strategies Holdings LLC Harvest Agriculture Select GP LLC HCS Strategic Investments LLC	Delaware Delaware Delaware
Harvest Growth Capital Manager LLC	Delaware
JMP Realty I LLC	Delaware
JMP Realty II LLC	Delaware
HIC - JMP RP I Managing Member LLC	Delaware
JMP Capital I Managing Member LLC	Delaware
Harvest Enterprise GP I, LLC	Delaware